Most & Company, LLP
Certified Public Accountants 275 Madison Avenue
New York, NY 10016
Tel 212-286-9800
Fax 212-682-5629

January 23, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Univec, Inc.
File No.: 0-22413
Ladies and Gentlemen:

We have read the statements that we understand Univec, Inc. will include under Items 4.01 and 4.02 of the Form 8-K/A it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with any other statements made in the Form 8-K/A.

                                          Very truly yours,

Most & Company, LLP

By:	/s/ Most & Company, LLP

Certified Public Accountants